UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ASTEC INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ASTEC INDUSTRIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 28, 2016

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of Astec Industries, Inc., a Tennessee corporation, will be held at the Company's offices at 4101 Jerome Avenue, Chattanooga, Tennessee, on April 28, 2016, at 10:00 a.m., Chattanooga time, for the following purposes:

1.	To elect three directors in Class III to serve until the Annual Meeting of Shareholders in 2019, or in the case of each director, until his successor is duly elected and qualified.

2.	To vote on a non-binding resolution to approve the compensation of the Company's executive officers.

3.	To vote to re-approve the material terms of performance goals for qualified performance-based awards under the Astec Industries, Inc. 2011 Incentive Plan.

4.	To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year 2016.

Only shareholders of record at the close of business on February 18, 2016 are entitled to notice of, and to vote at, the Annual Meeting.  The transfer books will not be closed.  A complete list of shareholders entitled to vote at the Annual Meeting will be available for inspection by shareholders at the Company's offices from March 13, 2016 through the Annual Meeting.

By Order of the Board of Directors

Stephen C. Anderson
Secretary

Dated:  March 10, 2016

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, YOU MAY VOTE YOUR SHARES VIA A TOLL-FREE TELEPHONE NUMBER OR VIA THE INTERNET OR YOU MAY SIGN, DATE, AND RETURN THE PROXY APPOINTMENT CARD.  IF YOU DO ATTEND THE MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY APPOINTMENT AND VOTE IN PERSON.

ASTEC INDUSTRIES, INC.
1725 Shepherd Road
Chattanooga, Tennessee 37421
(423) 899-5898

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
April 28, 2016

The proxy appointment is solicited by and on behalf of the Board of Directors of Astec Industries, Inc. for use at its Annual Meeting of Shareholders to be held on April 28, 2016, at 10:00 a.m. Chattanooga time and at any adjournments thereof.  The Annual Meeting will be held at the Company's offices at 4101 Jerome Avenue, Chattanooga, Tennessee.

On or about March 14, 2016, the Company began mailing to its shareholders a notice containing instructions for voting and how to access this Proxy Statement and the Company's 2015 Annual Report online, and the Company began mailing a full set of the proxy materials, including this Proxy Statement, a proxy card or voting instruction form and the Company's 2015 Annual Report, to shareholders who had previously requested delivery of a paper copy of the proxy materials. For information on how to vote your shares or request a paper copy of the proxy materials, see the instructions included on the proxy card or voter instruction form and under "Proxies and Voting" on page 2 of this Proxy Statement.  If you request a paper copy of the proxy materials it will be mailed to you within three business days.

Only holders of record of the Company's Common Stock as of the close of business on February 18, 2016 will be entitled to notice of, and to vote at, the Annual Meeting.  As of such record date, there were 22,988,374 shares of Common Stock outstanding and entitled to be voted at the Annual Meeting.  A shareholder is entitled to one vote for each share of Common Stock held.

QUORUM AND VOTING REQUIREMENTS
A majority of the outstanding shares of Common Stock entitled to vote on any proposal at the Annual Meeting, either present or represented by proxy, constitutes a quorum for the Annual Meeting. A quorum is necessary to conduct business at the Annual Meeting. The presence, in person or by proxy, of holders of Common Stock representing a majority of the number of votes entitled to be cast on a specific proposal is required to consider that proposal at the Annual Meeting. Even if a quorum is established for the Annual Meeting, it is possible that a quorum may not be established for a specific proposal presented at the Annual Meeting. You will be considered part of the quorum if you attend the Annual Meeting in person, vote via a toll-free telephone number, vote via the internet or vote by proxy.  Abstentions and votes withheld from director nominees count as "shares present" at the Annual Meeting for purposes of determining a quorum for the Annual Meeting, but broker non-votes do not count as "shares present" at the Annual Meeting for purposes of determining a quorum for any proposal, including the election of directors.

The affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote in the election of directors at the Annual Meeting at which a quorum is present is required for the election of each of the director nominees. Withholding authority to vote with respect to any one or more director nominees will constitute a vote against such nominee(s).

The approval of the non-binding resolution to approve the compensation of our executive officers, the re-approval of the material terms of performance goals for qualified performance-based awards under the 2011 Incentive Plan and the ratification of the independent registered public accounting firm requires that the votes cast in favor of the matter exceed the votes cast opposing the matter.  Abstaining to vote with respect to either of these matters will not constitute a vote for or against either matter.

Broker non-votes do not count as votes cast, and therefore will not affect the voting result as to any matter, including the election of directors. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary authority to vote on that item and has not received instructions from the owner of the shares.

PROXIES AND VOTING

Shareholders have a choice of voting by internet, by telephone or by using a traditional proxy card.

•	To vote by internet, go to www.proxyvote.com and follow the instructions. You will need the 12 digit number included on your proxy card or voter instruction form.

•	To vote by telephone, dial (800) 690-6903 and follow the instructions. You will need the 12 digit number included on your proxy card or voter instruction form.

•
If you received a notice and wish to vote by traditional proxy card, you can request to receive a full set of the proxy materials, including this Proxy Statement, a proxy card or voting instruction form and the Company's 2015 Annual Report, at no charge through one of the following methods:

1) by internet: www.proxyvote.com

2) by phone: (800) 579-1639

3) by email: sendmaterial@proxyvote.com (your email should contain the 12 digit number in the subject line).

•
If you choose not to vote by telephone or the internet and request a full set of the proxy materials, please mark your choices on the enclosed proxy card and then date, sign and return the proxy card at your earliest opportunity. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person.

The telephone and internet voting procedures are designed to authenticate votes cast by use of a personal identification number.  These procedures enable shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of telephone and internet voting will depend on the voting processes of the applicable bank or broker; therefore, it is recommended that you follow the voting instructions on the form you receive.

If you properly sign and return your proxy card or complete your proxy via the telephone or internet (and such proxy is not later revoked), your shares will be voted at the Annual Meeting in accordance with the directions given. In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees or withhold your votes as to specific nominees.  In voting by proxy with regard to the non-binding resolution to approve the compensation of our executive officers, the re-approval of the material terms of performance goals for qualified performance-based awards under the 2011 Incentive Plan and the ratification of the selection of the independent auditor, you may vote for or against the proposal, or you may abstain from voting.  You should specify your choices when voting by proxy.  If you return a signed proxy card without indicating your vote with regard to the matters to be voted upon, the shares represented by proxy will be voted "FOR" the election of each of the nominees for director, "FOR" the non-binding resolution to approve the compensation of our executive officers, "FOR the re-approval of the material terms of performance goals for qualified performance-based awards under the 2011 Incentive Plan and "FOR" the ratification of the independent registered public accounting firm.

A shareholder of record who submits a proxy pursuant to this solicitation may revoke it at any time prior to its exercise at the Annual Meeting by (i) submitting written notice to the Secretary of the Company at the Company's address shown above, (ii) properly submitting to the Company (by mail, telephone or internet) a proxy bearing a later date, or (iii) attending the Annual Meeting and voting in person.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors of the Company is divided into three classes, with the term of office of each class ending in successive years.  The terms of directors of Class III expire with this Annual Meeting.  The directors of Class I and Class II will continue in office until the 2017 and 2018 annual meetings of shareholders, respectively.  At the present time, there are three directors serving in each of Classes I, II and III.  The shareholders are being asked to vote for the election of three directors to serve in Class III.

The persons appointed as proxies will vote the shares represented by the proxy appointment in favor of the election to the Board of Directors of each of the three Class III nominees whose names appear below, unless the authority to vote for any or all of the nominees is withheld or such appointment has previously been revoked.  It is anticipated that management shareholders of the Company will submit a proxy granting authority to vote their shares for the election of all the nominees.  Each Class III director will be elected to hold office until the 2019 Annual Meeting of shareholders and thereafter until his successor has been duly elected and qualified. In the event that any nominee is unable to serve (which is not anticipated), the persons appointed as proxies will cast votes for the remaining nominees and for such other persons as they may select.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

This proposal provides our shareholders with the opportunity to cast an advisory vote on the Company's executive compensation program (commonly known as a "say-on-pay" proposal), as required by Section 14A of the Securities Exchange Act of 1934.

As discussed in the Compensation Discussion and Analysis beginning on page 18, we have designed our executive compensation program to attract and retain key executives who are critical to our future success and the creation of shareholder value.  We believe that both short-term and long-term incentive compensation opportunities provided to executive officers are directly aligned with our performance, and that our compensation program is structured to ensure that a significant portion of executives' compensation opportunities is directly related to achievement of financial and operational goals and other factors that impact shareholder value.

The Board invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under Executive Compensation beginning on page 24, and to cast a vote to approve the Company's executive compensation programs through the following resolution:

"Resolved, that the shareholders approve the compensation of the Company's named executive officers, including the Company's compensation philosophy, practices and principles, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative compensation disclosure contained in this Proxy Statement."

While the vote does not bind the Board to any particular action, the Board values the input of our shareholders and will take into account the outcome of this vote in considering future compensation decisions.  The Board has adopted a policy providing for annual say-on-pay advisory votes. Unless the Board modifies this policy, the next say-on-pay advisory vote will be held at our 2017 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3: RE-APPROVAL OF MATERIAL TERMS OF PERFORMANCE GOALS
FOR QUALIFIED PERFORMANCE-BASED AWARDS
UNDER THE 2011 INCENTIVE PLAN

General

The Board of Directors is requesting that you re-approve the material terms of the performance goals under the 2011 Incentive Plan in order to preserve the Company's ability to continue to grant fully tax-deductible performance-based awards thereunder.  You are not being asked to approve any additional shares to be authorized for issuance under the 2011 Incentive Plan or to approve any amendment to the 2011 Incentive Plan.

Summary of Section 162(m)

Section 162(m) of the Internal Revenue Code imposes a $1,000,000 limit on the amount that a public company may deduct for compensation paid to the company's CEO or any of the company's three most highly compensated executive officers (other than the CFO) who are employed as of the end of the year.  This limitation does not apply to compensation that meets the requirements under Section 162(m) for "performance-based" compensation.  Market-priced stock options and stock appreciation rights are two examples of performance-based compensation.  Other types of awards, such as restricted stock, restricted stock units and cash-based awards that are granted pursuant to pre-established objective performance formulas, may also qualify as fully-deductible performance-based compensation, so long as certain requirements are met.

One of the requirements for compensation to qualify as performance-based under Section 162(m) is that the material terms of the performance goals, including the list of permissible business criteria for performance objectives under the plan, be disclosed to and approved by shareholders at least every five years. The Company's shareholders previously approved the material terms of the performance goals in connection with approving the 2011 Incentive Plan at the 2011 annual meeting.

Shareholder approval of the material terms of performance goals under the 2011 Incentive Plan is only one of several requirements under Section 162(m) that must be satisfied for amounts realized under the 2011 Incentive Plan to qualify for the performance-based compensation exemption under Section 162(m), and shareholder approval of the material terms of the performance goals of the 2011 Incentive Plan does not alone ensure that all compensation paid under the 2011 Incentive Plan will qualify as tax-deductible compensation. There can be no guarantee that amounts payable under the 2011 Incentive Plan will be treated as qualified performance-based compensation under Section 162(m).  In addition, nothing in this proposal precludes the Corporation from granting awards that do not meet the requirements for tax-deductible compensation under Section 162(m).

Material Terms of the Performance Goals under the 2011 Incentive Plan

For purposes of Section 162(m), the material terms of the performance goals include:

•	the employees eligible to receive compensation;
•	the description of the performance objectives on which the performance goals may be based; and
•	the maximum amount, or the formula used to calculate the maximum amount, of compensation that can be paid to an employee under the performance goals.

Each of these aspects is discussed below, and shareholder approval of this Proposal 3 constitutes approval of each of these aspects for purposes of the Section 162(m) shareholder approval requirements. The following summary is qualified in its entirety by reference to the complete text of the 2011 Incentive Plan, which was attached as Appendix A to the Proxy Statement for the 2011 Annual Meeting filed with the SEC.

 Eligibility.  The 2011 Incentive Plan permits the grant of awards to employees, officers, directors and consultants of the Company and its subsidiaries as selected by the Compensation Committee. As of the record date, approximately 100 employees, including 24 executive officers and 7 directors, would have been eligible to receive awards under the 2011 Incentive Plan. The group of employees whose compensation would be subject to the performance goals described in this Proposal 3 would include the Corporation's executive officers.  Although Section 162(m) only limits deductibility for compensation paid to the CEO or any of the Corporation's three most highly compensated executive officers (other than the CFO) who are employed as of the end of the year, we may apply the performance goals to any of our employees.

Performance Objectives.  Options and stock appreciation rights granted under the 2011 Incentive Plan are designed to be exempt from the $1,000,000 deduction limit imposed by Section 162(m). When granting any other award, the Compensation Committee may designate such award as a "qualified performance-based award" intended to qualify for the Section 162(m) exemption.  If an award is so designated, the Compensation Committee must establish objectively determinable performance goals for such award within the time period prescribed by Section 162(m) based on one or more of the following business criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an affiliate or a division, region, department or function within the Company or an affiliate:
•	Revenue (premium revenue, total revenue or other revenue measures);
•	Sales;
•	Profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures);
•	Earnings (EBIT, EBITDA, earnings per share, or other corporate earnings measures);
•	Net income (before or after taxes, operating income or other income measures);
•	Cash (cash flow, cash generation or other cash measures);
•	Stock price or performance;
•	Total shareholder return (stock price appreciation plus reinvested dividends divided by beginning share price);
•	Economic value added;
•	Return measures (including, but not limited to, return on assets, capital, equity, investments, or sales, and cash flow return on assets, capital, equity, or sales);
•	Market share;
•	Improvements in capital structure;
•	Expenses (expense management, expense ratio, expense efficiency ratios or other expense measures);
•	Business expansion (acquisitions);
•	Internal rate of return or increase in net present value;
•	Working capital targets relating to inventory and/or accounts receivable;
•	Safety standards; and
•	Strategic plan development and implementation.

The Compensation Committee may provide, at the time the performance goals are established, that any evaluation of performance will exclude or otherwise be objectively adjusted for any specified circumstance or event that occurs during a performance period, including for example: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) unusual or infrequently occurring items as described in Accounting Standards Codification Topic 225-20 (or any successor pronouncements thereto) and/or in management's discussion and analysis of financial condition and results of operations appearing in our annual report to stockholders for the applicable year; (f) acquisitions or divestitures; (g) any other specific, unusual or nonrecurring events, or objectively determinable category thereof, including discontinued operations or a change in our fiscal year; and (h) foreign exchange gains and losses.

Limitations on Individual Awards.  The maximum number of shares of common stock subject to stock-based awards that may be granted under the 2011 Incentive Plan in any calendar year to any one person is as follows:

Options Stock Appreciation Rights	150,000 150,000
Restricted stock or stock units Other Stock-Based Awards	150,000 150,000

The maximum aggregate amount that may be paid with respect to cash-based awards under the 2011 Incentive Plan to any one participant in any fiscal year of the Company shall be $1,000,000.

These limits are subject to anti-dilution adjustments in the event of stock splits, mergers, consolidations, stock dividends, recapitalizations and similar transactions, but may not otherwise be amended without shareholder approval.

Summary of the 2011 Incentive Plan

The following summary of the material terms of the 2011 Incentive Plan is qualified in its entirety by reference to the complete text of the 2011 Incentive Plan, which was attached as Appendix A to the Proxy Statement for the 2011 Annual Meeting filed with the SEC.

Purpose. The purpose of the 2011 Incentive Plan is to promote the Company's success by linking the personal interests of the Company's employees, officers, directors and consultants to those of its shareholders, and by providing participants with an incentive for outstanding performance. The 2011 Incentive Plan is also intended to enhance the Company's ability to motivate, attract, and retain the services of employees, officers, directors and consultants upon whose judgment, interest, and special effort the successful conduct of the Company's operation is largely dependent.

Administration. The 2011 Incentive Plan will be administered by the Compensation Committee.  The Compensation Committee will have the authority to:

•	designate participants;
•	grant awards;
•	determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof;
•	establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2011 Incentive Plan; and
•	make all other decisions and determinations that may be required under the 2011 Incentive Plan.

The full Board may at any time elect instead to administer the 2011 Incentive Plan. If it does so, it will have all the powers of the Compensation Committee under the 2011 Incentive Plan.

Permissible Awards. The 2011 Incentive Plan authorizes the granting of awards in any of the following forms:

•	options to purchase shares of our common stock, which may be nonstatutory stock options or incentive stock options under the Internal Revenue Code;

•
stock appreciation rights, which give the holder the right to receive the difference (payable in cash or stock) between the fair market value per share of our common stock on the date of exercise over the grant price;

•	restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Compensation Committee;

•
restricted or deferred stock units, which represent the right to receive shares of our common stock or an equivalent value in cash in the future, based upon the attainment of stated vesting or performance criteria in the case of restricted stock units;

•
performance awards, which are payable in cash or stock upon the attainment of specified performance goals (any award that may be granted under the 2011 Incentive Plan may be granted in the form of a performance award);

•	dividend equivalents, which entitle the participant to payments equal to any dividends paid on the shares of stock underlying a full-value award;

•	other stock-based awards in the discretion of the Compensation Committee; and

•	cash-based awards, including performance-based annual bonus awards.

Shares Available for Awards. Subject to adjustment as provided in the 2011 Incentive Plan, the aggregate number of shares of our common stock reserved and available for issuance pursuant to awards granted under the 2011 Incentive Plan is 700,000, plus a number of additional shares of common stock (not to exceed 100,000) underlying awards outstanding as of March 1, 2011 under the Company's 2006 Incentive Plan that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason.

Share Counting. The share counting provisions of the 2011 Incentive Plan provide that the following shares will be added back to the 2011 Incentive Plan share reserve and will again be available for issuance pursuant to awards granted under the 2011 Incentive Plan: (i) unissued or forfeited shares originally subject to an award that is canceled, terminates, expires, is forfeited or lapses for any reason; (ii) shares subject to awards settled in cash; (iii) shares withheld or repurchased from an award or delivered by a participant to satisfy minimum tax withholding requirements; (iv) shares delivered to the Company in satisfaction of the exercise price of an option; (v) shares originally subject to an option or SAR that are not issued upon exercise of the option or SAR for any reason, including by reason of net-settlement of the award; and (vi) shares subject to an award other than an option or SAR that are not issued for any reason, including by reason of failure to achieve maximum performance goals.

Minimum Vesting Requirements. Except in the case of substitute awards (which are awards honored or assumed, or new rights substituted therefor, by the new employer following a change in control of the Corporation), full-value awards granted under the 2011 Incentive Plan will either (i) be subject to a minimum vesting period of three years (which may include graduated vesting within such three-year period), or one year if the vesting is based on performance criteria other than continued service, or (ii) be granted solely in exchange for foregone cash compensation. Notwithstanding the foregoing, (i) the Compensation Committee may permit acceleration of vesting of such full-value awards in the event of the participant's death, disability or retirement, or the occurrence of a change in control, and (ii) the Compensation Committee may grant full-value awards covering 10% or fewer of the total number of shares authorized under the 2011 Incentive Plan without respect to these minimum vesting requirements.

Limitations on Transfer; Beneficiaries. A participant may not assign or transfer an award other than by will or the laws of descent and distribution; provided, however, that the Compensation Committee may permit other transfers (other than transfers for value) where it concludes that such transferability does not result in accelerated taxation, does not cause any option intended to be an incentive stock option to fail to qualify as such, and is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, any state or federal tax or securities laws or regulations applicable to transferable awards. A participant may, in the manner determined by the Compensation Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant's death.

Acceleration Upon Certain Events. Unless otherwise provided in an award certificate or any special plan document governing an award:

•    If a participant's service terminates by reason of death, disability or retirement, (a) all of that participant's outstanding service-based awards will become fully vested, and (b) all of that participant's outstanding performance-based awards will become fully vested, with the level of such vested amount to be determined as follows: (i) if the date of termination occurs during the first half of the applicable performance period, all relevant performance goals will be deemed to have been achieved at the "target" level, and (ii) if the date of termination occurs during the second half of the applicable performance period, the actual level of achievement of all relevant performance goals against target will be measured as of the end of the calendar quarter immediately preceding the date of termination, and there will be a pro rata payout of such awards to the participant or his or her estate within 30 days after the amount earned has been determined (or, if later, the first date that such payment may be made without triggering additional taxes under Section 409A of the Code).

•    Upon a change in control, and except with respect to any awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control, (a) all outstanding service-based awards will become fully vested, and (b) all outstanding performance-based awards will become fully vested, with the level of such vested amount to be determined as follows: (i) if the date of termination occurs during the first half of the applicable performance period, all relevant performance goals will be deemed to have been achieved at the "target" level, and (ii) if the date of termination occurs during the second half of the applicable performance period, the actual level of achievement of all relevant performance goals against target will be measured as of the end of the calendar quarter immediately preceding the date of termination, and there will be a pro rata payout of such awards within 30 days after the date of the change in control (or, if later, the first date that such payment may be made without triggering additional taxes under Section 409A of the Code).

•    With respect to any awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change in control, if within two years after the effective date of the change in control, a participant's employment is terminated without cause (or if the participant resigns for "good reason"), then (a) all of that participant's outstanding service-based awards will become fully vested, and (b) all of that participant's outstanding performance-based awards will become fully vested, with the level of such vested amount to be determined as follows: (i) if the date of termination occurs during the first half of the applicable performance period, all relevant performance goals will be deemed to have been achieved at the "target" level, and (ii) if the date of termination occurs during the second half of the applicable performance period, the actual level of achievement of all relevant performance goals against target will be measured as of the end of the calendar quarter immediately preceding the date of termination, and there will be a pro rata payout of such awards to the participant within 30 days after the amount earned has been determined (or, if later, the first date that such payment may be made without triggering additional taxes of Section 409A under the Code).

In addition, subject to limitations applicable to certain qualified performance-based awards, the Compensation Committee may in its discretion accelerate awards upon the termination of service of a participant or the occurrence of a change in control. The Compensation Committee may discriminate among participants or among awards in exercising such discretion.

Adjustments. In the event of a transaction between us and our shareholders that causes the per-share value of our common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering or large nonrecurring cash dividend), the share authorization limits and annual award limits under the 2011 Incentive Plan will be adjusted proportionately, and the Compensation Committee shall make such adjustments to the 2011 Incentive Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend, or a combination or consolidation of the outstanding shares of our common stock into a lesser number of shares, the authorization limits and annual award limits under the 2011 Incentive Plan will automatically be adjusted proportionately, and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.

Termination and Amendment. Our board or the Compensation Committee may, at any time and from time to time, terminate or amend the 2011 Incentive Plan, but if an amendment would constitute a material amendment requiring shareholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to shareholder approval. In addition, our board or the Compensation Committee may condition any amendment on the approval our shareholders for any other reason. No termination or amendment of the 2011 Incentive Plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award.

Prohibition on Repricing. As indicated above under "Termination and Amendment," outstanding stock options cannot be repriced, directly or indirectly, without shareholder approval. The exchange of an "underwater" option (i.e., an option having an exercise price in excess of the current market value of the underlying stock) for another award would be considered an indirect repricing and would, therefore, require shareholder approval.

Certain Federal Tax Effects

Nonstatutory Stock Options. There will be no federal income tax consequences to the optionee or to us upon the grant of a nonstatutory stock option under the 2011 Incentive Plan. When the optionee exercises a nonstatutory option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock received upon exercise of the option at the time of exercise over the exercise price, and we will be allowed a corresponding federal income tax deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Incentive Stock Options. There typically will be no federal income tax consequences to the optionee or to us upon the grant or exercise of an incentive stock option. If the optionee holds the acquired option shares for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and we will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee's alternative minimum taxable income.

Stock Appreciation Rights. A participant receiving a stock appreciation right under the 2011 Incentive Plan will not recognize income, and we will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the stock appreciation right, the amount of cash and the fair market value of any shares of common stock received will be ordinary income to the participant and we will be allowed a corresponding federal income tax deduction at that time.

Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and we will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date (less any amount he or she paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m). If the participant files an election under Section 83(b) of the Internal Revenue Code within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Section 83(b) election.

Restricted or Deferred Stock Units. A participant will not recognize income, and we will not be allowed a tax deduction, at the time a stock unit award is granted. When the participant receives or has the right to receive shares of common stock (or the equivalent value in cash or other property) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of the common stock or other property as of that date (less any amount he or she paid for the stock or property), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m).

Cash-Based Performance Awards. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a cash-based performance award is granted (for example, when the performance goals are established). Upon receipt of cash in settlement of the award, a participant will recognize ordinary income equal to the cash received, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Tax Withholding. The Corporation or any affiliate has the right to deduct or withhold, or require a participant to remit to the Corporation, an amount sufficient to satisfy federal, state, and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the 2011 Incentive Plan.

Benefits to Named Executive Officers and Others

Awards under the 2011 Incentive Plan will be granted at the discretion of the Compensation Committee. As a result, it is not possible to determine the number or type of awards that will be granted in the future to any person under the 2011 Incentive Plan.

The table below shows the number of shares issued, or subject to outstanding awards, under the 2011 Incentive Plan to the named executive officers and the other individuals and groups indicated.

Name and Position	Restricted Stock Units
Benjamin G. Brock, Chief Executive Officer	--
David C. Silvious, Vice President, Chief Financial Officer and Treasurer	--
W. Norman Smith, Company Vice Chairman	--
Richard A. Patek, Group President of our Aggregate and Mining Group	1,763
Jeffrey L. May, President of our Kolberg-Pioneer, Inc. subsidiary	8,365
All Executive Officers as a Group	41,331
All Employees as a Group (Including all Officers who are not Executive Officers)	125,846
All Non-Executive Directors as a Group	--

Equity Compensation Plan Information

The following table gives information as of December 31, 2015, regarding compensation plans under which the Company's equity securities are authorized for issuance:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, Rights and RSU's		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(3)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Shareholders (1)	146,547	(2)	N/A	645,466	(4)

Equity Compensation Plans Not Approved by Shareholders (5)	22,325	(6)	N/A	85,001	(7)
Total	168,872			730,467

(1)	These plans consist of our 2006 Incentive Plan and our 2011 Incentive Plan.
(2)	Includes 75,952 Restricted Stock Units granted under our 2006 Incentive Plan and 70,595 Restricted Stock Units granted under our 2011 Incentive Plan.
(3)	Restricted Stock Units do not have an exercise price.
(4)	Represents shares available for issuance under our 2011 Incentive Plan.
(5)	This plan consists of our 1998 Non-Employee Director Stock Incentive Plan.
(6)	Represents Deferred Stock Units granted under our 1998 Non-Employee Director Stock Incentive Plan.
(7)	Represents shares available for issuance under our 1998 Non-Employee Director Stock Incentive Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERSVOTE "FOR" APPROVAL OF PROPOSAL 3.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016. KPMG LLP served as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015, and the services it provided to the Company and its subsidiaries in the fiscal year ending December 31, 2015 are described under "Audit-Matters" below.

We are asking our shareholders to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Although ratification is not required by our Bylaws or otherwise, the Board of Directors is submitting the selection of KPMG LLP to our shareholders for ratification as a matter of good corporate practice.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016.

In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board of Directors. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

CERTAIN INFORMATION CONCERNING NOMINEES AND CONTINUING DIRECTORS

The following section sets forth the names of the nominees for director and of the Company's continuing directors as of the date of the Annual Meeting, their ages, the year in which they were first elected directors, their positions with the Company, their principal occupations and employers for at least the last five years, and any other directorships held by them in companies that are subject to the reporting requirements of the Securities Exchange Act of 1934 or any company registered as an investment company under the Investment Company Act of 1940.  For information concerning membership on Committees of the Board of Directors, see "Corporate Governance—Board Committees" below.

Nominees for Directors with Terms of Office Expiring in 2019 (Class III):

W. Norman Smith, 76, has served as the Vice Chairman of the Company since January 2014.  He previously served as the President and Chief Operating Officer of the Company from August 2012 to December 2013, Group President of the Company's Mobile Asphalt Paving Group from October 2013 to December 2013 and has also served as Group Vice President of the Company's Asphalt Group from 1998 until August 2012, as the President of Astec, Inc., a subsidiary of the Company, from 1994 until 2006, and as the President of Heatec, Inc., a subsidiary of the Company, from 1977 until 1994.  Mr. Smith is a registered professional engineer. Mr. Smith has been a Director of the Company since 1982.

Mr. Smith, based on his service as President of two of the Company's subsidiaries for over 30 years, his service as Director of the Company for over 30 years and his prior service as President and Chief Operating Officer of the Company and his current service as Vice Chairman of the Company, provides the Board with invaluable industry experience and knowledge of the Company.

William B. Sansom, 74, has served as the Chairman and Chief Executive Officer of The H.T. Hackney Co., a diversified wholesale food distributor in the Southeast and Midwest United States, since 1983. Formerly, Mr. Sansom served as the Tennessee Commissioner of Transportation from 1979 to 1981 and as the Tennessee Commissioner of Finance and Administration from 1981 to 1983. Until recently, Mr. Sansom also served as a director of the board of the Tennessee Valley Authority, including two terms as its Chairman. Additionally, Mr. Sansom served as a director on the board of First Horizon National Corporation, as well as a director and audit committee member of Martin Marietta Materials, Inc.  He currently serves as a director on the board of Mid-American Apartment Communities.  Mr. Sansom has been a Director of the Company since 1995.

Mr. Sansom brings over 30 years of experience as a CEO and Chairman of a diversified distribution/manufacturing company. Having also served in numerous governmental positions for the State of Tennessee, Mr. Sansom offers information and insight into areas of government relations and regulatory issues. Mr. Sansom has also previously served on the Board of Directors of the National Crushed Stone Association and has former business experience in the aggregate industry.

Benjamin G. Brock, 45, has served as the Company's Chief Executive Officer and President since January 2014.  He previously served as the Vice President and President of the Company's Asphalt Group from August 2012 to December 2013 and as President of Astec, Inc. from 2006 to 2013. From 2003 until 2006 he held the position of Vice President - Sales of Astec, Inc. and Vice President/General Manager of CEI Enterprises, Inc. from 1997 until 2002. Mr. Brock's career with Astec began as a salesman in 1993. Mr. Brock has been a Director of the Company since 2013.

Mr. Brock, based on his current service as Chief Executive Officer and President of the Company, his prior service as an officer of two of the Company's subsidiaries for over 15 years and his service as Group President of the Company's Asphalt Group, provides the Board with invaluable industry experience and knowledge of the Company.

Continuing Directors with Terms of Office Expiring in 2018 (Class II):

Daniel K. Frierson, 74, has been the Chief Executive Officer of The Dixie Group, Inc., a public company in the floor-covering manufacturing business, since 1979 and has served as its Chairman of the Board since 1987. Mr. Frierson also currently serves as a director on the board of Louisiana-Pacific Corporation.  Mr. Frierson has been a Director of the Company since 1994.

Mr. Frierson, based on his more than 35 years of experience as a CEO of a public company and his service as a Director of the Company for more than 20 years, provides the Board with valuable strategic planning and risk assessment experience. Mr. Frierson's knowledge and experience in manufacturing is also valuable to the Company.

Glen E. Tellock, 55, served as the President and CEO of The Manitowoc Company, a manufacturer of construction and food service equipment, from May 2007 until October 2015. He also served as Chairman of the Board of The Manitowoc Company from February 2009 until October 2015. Previously, he served as Senior Vice President of The Manitowoc Company since 1999 and President and General Manager of Manitowoc Crane Group since 2002. Prior to joining Manitowoc in 1991, Mr. Tellock served as Financial Planning Manager with the Denver Post Corporation and as Audit Manager with Ernst and Whinney. Mr. Tellock has been a Director of the Company since 2006.

Mr. Tellock, who serves as one of the financial experts of the Company's Audit Committee and has previously served as an audit manager of a major accounting firm, provides the Board with extensive knowledge and experience with respect to financial reporting and risk assessment. Mr. Tellock's knowledge of manufacturing and marketing of construction equipment both domestically and internationally is also very valuable to the Company.

James B. Baker, 70, has been Managing Partner of River Associates Investments, LLC, a private equity investment fund which partners with management teams in buyouts, divestitures and recapitalizations of lower middle market companies, since 2001. From 1993 to 2001, he was a Partner in River Associates, LLC. Mr. Baker was President and Chief Operating Officer (1991-1992) and Senior Vice President (1987-1991) of CONSTAR International, Inc., a plastics container manufacturer. Mr. Baker also formerly served as a director of Wellman, Inc. and US Xpress. Mr. Baker has been a Director of the Company since 2010.

Mr. Baker's strong background in all aspects of executing acquisitions, both in the U.S. and internationally, are valuable to the Company. He also has over 30 years of experience in strategic planning and operating decisions for middle market companies in a variety of industries. Mr. Baker, who serves as one of the financial experts of the Company's Audit Committee, has a financial background and has had a wide range of experience in financial reporting for publicly owned companies during his career. He has served as an independent director on the audit committees of two public companies, had primary responsibility for the financial reporting of a public company and also worked with several public companies during his career with Arthur Andersen & Co.

Continuing Directors with Terms of Office Expiring in 2017 (Class I):

William D. Gehl, 69, served as a member of the Board and Chief Executive Officer of Gehl Company, a company engaged in the manufacturing of compact construction equipment, from 1987 and 1992, respectively, until his retirement in 2009. Mr. Gehl also served as Chairman of the Board of Gehl Company from 1996 until his retirement. Mr. Gehl has been an owner and Chairman of IBD of Southeastern Wisconsin, an exclusive distributor of Interstate Batteries in southeastern Wisconsin since June 2011. Mr. Gehl also serves as Chairman of the Board and a Director of FreightCar America, a public company engaged in the manufacturing of aluminum coal cars and other railroad freight cars. Mr. Gehl also serves as a Director of The Oilgear Company, a manufacturer of hydraulic pumps and Westbury Bancorp, a publically owned bank located in West Bend, Wisconsin. Mr. Gehl is a member of the state bars of Wisconsin and Florida. Mr. Gehl has been a Director of the Company since 1999.

Mr. Gehl offers a broad range of experiences in both strategic planning and management, having served as the CEO of a publicly owned construction equipment manufacturing company for 16 years.  Mr. Gehl's manufacturing, marketing and financing knowledge is very valuable to the Company.

William G. Dorey, 71, served as Director, President and Chief Executive Officer of Granite Construction Incorporated from 2004 until his retirement from employment in 2010. Mr. Dorey continues to serve as a Director of Granite Construction. Granite Construction is a publicly traded heavy civil contractor engaged in the construction and improvement of roads, mass transit facilities, airport infrastructure, bridges, dams and other infrastructure-related projects and the production of sand, gravel and asphalt concrete and other construction materials. Mr. Dorey started his career with Granite Construction in 1967 and held numerous positions over his 42 years with the company. Mr. Dorey has also served in various industry leadership roles, including founding Chairman of the Construction Industry Ethics and Compliance Initiative (CIECI) Steering Committee, trustee of the Norman Y. Mineta International Institute for Surface Transportation Policy Studies, member on the Construction Industry Round Table (CIRT), director of the California Chamber of Commerce, and director of the California Business Roundtable. Mr. Dorey has been a Director of the Company since 2011.

Mr. Dorey has extensive experience within the infrastructure construction industry and his knowledge and understanding of the industry and our customer needs provides valuable insight to the Company.

Charles F. Potts, 71, is the Chairman of the Board of Heritage Construction and Materials, a provider of construction materials and services that operates in the Midwest United States and China.  He previously served as Chief Executive Officer of Heritage Construction and Materials from 2003 thru 2012.  Prior to joining Heritage Construction and Materials, Mr. Potts was employed as an executive officer of Ashland, Inc., where he served as President of APAC Inc. and Senior Vice President of Ashland Inc.  Mr. Potts also served as the Director of Construction of the Florida Department of Transportation for 18 years. Mr. Potts is currently a member of the Board of Directors of Banks Construction, a privately held company, and he has also served as the Chairman of the Board of the National Center for Asphalt Technology, the International Center for Aggregates Research, and the American Road and Transportation Builders Association.  Mr. Potts has been a Director of the Company since 2014.

Mr. Potts brings extensive experience in, and knowledge of, the construction and aggregates industry to the Company.  In addition to his executive leadership experience in the industry, he has conducted extensive research involving highway construction materials and pavement design and published the original guide specification for asphalt recycled pavements.

CORPORATE GOVERNANCE

Independent Directors

The Company's Common Stock is traded in the Nasdaq National Market under the symbol "ASTE."  Nasdaq requires that a majority of the directors be "independent directors," as defined in the Rule 5605(a)(2) of the Nasdaq Marketplace Rules, which we refer to as the Nasdaq Rules.  Generally, a director does not qualify as an independent director if the director (or in some cases, members of the director's immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company.  The Board has affirmatively determined by resolution that current directors (including nominees for re-election) Baker, Dorey, Gehl, Frierson, Potts, Sansom and Tellock, which represent a majority of the directors, are independent directors as defined in the Nasdaq Rules based on an analysis of all facts specific to each director. The Board has affirmatively determined by resolution that the Company must have two or more regularly scheduled executive session meetings each year attended solely by these independent directors.

The independent members of the Board of Directors have selected Mr. Sansom as the Lead Independent Director. Among other duties, as Lead Independent Director, Mr. Sansom presides over, coordinates and develops the agenda for executive sessions of the independent directors, and consults with the Vice Chairman of the Board and CEO over Board and committee meeting agendas, Board meeting schedules and the flow of information to the Board.

Board Leadership Structure and Risk Oversight

As is common practice among public companies in the United States, the Company's Chief Executive Officer has historically also served as Chairman of the Board.  Effective January 1, 2014, the Company implemented its previously announced leadership succession plan, whereby the office of Chief Executive Officer was transitioned from Dr. J. Don Brock to Mr. Benjamin G. Brock.  Dr. Brock continued to serve as the Company's Chairman of the Board until his death in March 2015.  As CEO, Mr. Brock now has primary responsibility for the operations of the Company.  W. Norman Smith was appointed Vice Chairman of the Board in January 2014.

Previously, when the offices of Chairman of the Board and Chief Executive Officer were combined, the Company's Board created the position of Lead Independent Director to ensure balance and preside over meetings of independent directors.  The Board believes that the position of Lead Independent Director will continue to benefit the Company, and the independent members of the Company's Board have selected Mr. Sansom to serve as Lead Independent Director. Additionally, as noted previously, seven of the nine current directors are independent.  With a supermajority of independent directors, an Audit Committee, Compensation Committee and Nominating and Governance Committee each comprised entirely of independent directors, and a presiding Lead Independent Director to oversee all meetings of the non-management directors, the Company's Board of Directors believes that its existing leadership structure provides for an appropriate balance that best serves the Company and its shareholders. The Company's Board of Directors will periodically review its leadership structure to ensure that it remains the optimal structure for the Company and its shareholders.

As part of its general oversight duties, the Board oversees the Company's risk management. Management informs the Board of the operational and financial risks the Company is facing, and the Board reviews the steps that management is taking to address and mitigate such risks. We believe the Board's current leadership structure facilitates the Board's oversight of the Company's risk management.

Board Meetings and Attendance

The Company's expectation is that all directors attend all meetings of the Board of Directors and committees on which they serve and the annual meeting of shareholders.  The Board has affirmatively determined by resolution that it encourages all members of the Board to attend each annual meeting of shareholders, particularly those directors who are nominees for election at any such meeting.  During 2015, the Board of Directors held six meetings, and the Board's committees held the meetings described below.  During 2015, each incumbent director attended at least 75% of the aggregate of: (1) the total number of meetings of the Board of Directors held during the period for which he has been a director and (2) the total number of meetings held by all committees of the Board on which he served during the periods that he served.  All of the Company's directors were in attendance at the Company's 2015 annual meeting of shareholders.

Board Committees

During 2015, the Company's Board of Directors had an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.  Certain information regarding the Board's committees is set forth below.

Executive Committee

The Executive Committee is authorized to act on behalf of the Board of Directors on matters that may arise between regular meetings of the Board upon which the Board of Directors would be authorized to act.  During 2015, the members of the Executive Committee were Messrs. Brock, Smith and Frierson with Mr. Brock serving as Chairman.  The Executive Committee did not meet during 2015.  The current members of the Executive Committee are Messrs. Brock, Smith and Frierson with Mr. Brock serving as Chairman.

Audit Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act, annually reviews and recommends to the Board the firm to be engaged as outside auditors for the next fiscal year, reviews with the outside auditors the plan and results of the auditing engagement, reviews the scope and results of the Company's procedures for internal auditing and inquires as to the adequacy of the Company's internal accounting controls.  Messrs. Baker, Tellock, Sansom, Gehl and Potts were members of the Audit Committee during all of 2015. Messrs. Frierson and Dorey joined the Committee in April and July 2015, respectively.  During 2015, the Audit Committee held eight meetings.  The current members of the Audit Committee are Messrs. Baker (Chairman), Tellock, Sansom, Gehl, Potts, Frierson and Dorey.  Mr. Baker and Mr. Tellock have been designated by the Board as Audit Committee financial experts.  All members of the Audit Committee are independent (as independence is defined in the Nasdaq Rules).  The Board of Directors has adopted a written charter for the Audit Committee. A copy of the Company's current Audit Committee charter can be found on the Company's website at www.astecindustries.com.

Compensation Committee

The Compensation Committee is authorized to evaluate, determine and approve the compensation of our executive officers, including our named executive officers, to consider and recommend to the full Board the executive compensation policies of the Company and to administer the Company's stock incentive plans.  Messrs. Dorey (Chairman), Gehl, Baker and Potts were members of the Compensation Committee during all of 2015.  During 2015, the Compensation Committee held three meetings. The current members of the Compensation Committee are Messrs. Dorey (Chairman), Gehl, Baker and Potts.  All members of the Compensation Committee are independent (as independence is defined in the Nasdaq Rules).  The Board of Directors has adopted a written charter for the Compensation Committee. A copy of the Company's current Compensation Committee charter can be found on the Company's website at www.astecindustries.com. Pursuant to its charter, the Compensation Committee may form and delegate any of its responsibilities to one or more subcommittees comprised of one or more members of the Committee.

The Compensation Committee's primary processes for establishing and overseeing executive compensation can be found in the Compensation Discussion and Analysis section beginning on page 18 of this Proxy Statement.  The Company's Chief Executive Officer typically attends Compensation Committee meetings but is not be present for the executive sessions or for any discussion of his own compensation.  The Company's Chief Executive officer has historically given the Compensation Committee a performance assessment and compensation recommendation for each of the other named executive officers. Those recommendations are then considered by the Compensation Committee.    Directors' compensation is established by the Board of Directors.

Compensation Committee Interlocks and Insider Participation

During 2015, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. In addition, during 2015, none of our executive officers served on the compensation committee (or equivalent) of the board of directors of another entity whose executive officer(s) served on our Board of Directors or our Compensation Committee, and none of our executive officers served on the board of directors of another entity whose executive officer(s) served on our Compensation Committee.  None of the members of the Compensation Committee was an officer or employee of the Company during 2015 or at any time in the past.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee interviews, evaluates, nominates and recommends individuals for membership on the Company's Board and committees thereof and is responsible for establishing and periodically reviewing and revising the Company's corporate governance policies and principles.  Messrs. Frierson (Chairman), Sansom, Tellock and Dorey were members of the Nominating and Corporate Governance Committee during all of 2015.  The Nominating and Corporate Governance Committee held three meetings in 2015 and has approved the Director nominations submitted in this Proxy Statement.  The current members of the Nominating and Corporate Governance Committee are Messrs. Frierson (Chairman), Sansom, Tellock and Dorey.  All members of the Nominating and Corporate Governance Committee are independent (as independence is defined in the Nasdaq Rules).

The Nominating and Corporate Governance Committee acts under a written charter adopted by the Board of Directors.   A copy of the current Nominating and Corporate Governance Committee's charter is available on the Company's website at www.astecindustries.com.

Director Nomination Process

The Nominating and Corporate Governance Committee will consider written recommendations from shareholders for Company nominees to the Board.  A shareholder who wishes to recommend a person to the Committee for nomination by the Company must submit a written notice by mail to the Nominating and Corporate Governance Committee c/o the Corporate Secretary, Astec Industries, Inc. at 1725 Shepherd Road, Chattanooga, Tennessee 37421.  Such a written recommendation must be received no later than 120 days in advance of the annual meeting of shareholders and should include (i) the candidate's name, business address and other contact information, (ii) a complete description of the candidate's qualifications, experience and background, as would be required to be disclosed in the proxy statement pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended, (iii) a signed statement by the candidate in which he or she consents to being named in the proxy statement as a nominee and to serve as a director if elected, (iv) a signed statement authorizing the Company to perform a background search on the candidate and (v) the name and address of the shareholder(s) of record making such a recommendation.

The Nominating and Corporate Governance Committee recommends nominees for election to the Board based on a number of qualifications, including but not limited to, independence, character and integrity, diversity, financial literacy, level of education and business experience, sufficient time to devote to the Board, and a commitment to represent the long-term interests of the Company's shareholders. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a candidate that is recommended for nomination for membership on the Company's Board by a shareholder.  The Nominating and Corporate Governance Committee has not received any recommended nominations from any of the Company's shareholders in connection with the Annual Meeting.

The Nominating and Corporate Governance Committee identifies potential Company nominees for director through a variety of business contacts, including current executive officers, directors, community leaders and shareholders.  The Committee may, to the extent it deems appropriate, retain a professional search firm and other advisors to identify potential nominees for director.

The Nominating and Corporate Governance Committee evaluates candidates to the Board by reviewing their biographical information and qualifications.  If the Nominating and Corporate Governance Committee determines that a candidate is qualified to serve on the Board, such candidate is interviewed by at least one member of the Nominating and Corporate Governance Committee and the Chief Executive Officer.  Members of the Board also have an opportunity to interview qualified candidates. As described above, the Committee will also consider candidates recommended by shareholders.  The Nominating and Corporate Governance Committee then determines, based on the background information and the information obtained in the interviews, whether to recommend to the Board that the Company nominate a candidate for approval by the shareholders to fill a directorship.  With respect to an incumbent director whom the Nominating and Corporate Governance Committee is considering as a potential nominee for re-election, the Committee reviews and considers the incumbent director's service to the Company during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company in addition to such person's biographical information and qualifications. The Nominating and Corporate Governance Committee gives strong consideration to a wide range of diversity factors as a matter of practice when evaluating candidates to the Board and incumbent directors, but the Committee does not have a formal policy regarding Board diversity.

In evaluating candidates to the Board, the Nominating and Corporate Governance Committee also takes into account the skill sets that are needed to balance and complement the skill sets of other candidates and members of the Board, and the skills and expertise of a candidate that facilitate the Company's compliance with the rules of the Securities and Exchange Commission and the Financial Industry Regulatory Authority (FINRA). The Nominating and Corporate Governance Committee received one unsolicited inquiry during 2015 from an individual who expressed interest in potentially joining the Board.  The Committee chose not to pursue his nomination.

The Board is nominating three individuals for election as Directors, each of whom is currently a Director.  The Nominating and Corporate Governance Committee recommended each of the three nominees to the Board.

Shareholder Communications

The Board of Directors has unanimously adopted a process to facilitate written communications by shareholders to the Board. Shareholders wishing to write to the Board of Directors of the Company or a specified director or committee of the Board should send correspondence to the Secretary of the Company, Astec Industries, Inc. at 1725 Shepherd Road, Chattanooga, Tennessee 37421.  All written communications received in such manner from shareholders of the Company shall be forwarded to the members of the Board of Directors to whom the communication is directed or, if the communication is not directed to any particular member(s) or committee of the Board of Directors, the communication shall be forwarded to all members of the Board of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

In the paragraphs that follow, we will give an overview and analysis of our compensation programs and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions.  This section includes, among other things, an explanation of the overall objectives of our compensation program, what it is designed to reward, and each element of the compensation that we pay.  Later in this proxy statement under the heading "Executive Compensation" you will find a series of tables containing specific information about the compensation earned or paid in 2015 to the following individuals, who we refer to as our named executive officers:

•	Benjamin G. Brock, our Chief Executive Officer;
•	David C. Silvious, our Vice President, Chief Financial Officer and Treasurer;
•	W. Norman Smith, our Company Vice Chairman and Vice Chairman of the Board;
•	Richard A. Patek, our Group President of our Aggregate and Mining Group; and
•	Jeffrey L. May, our President of our Kolberg-Pioneer, Inc. subsidiary.

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Objectives of Our Compensation Program

Our objectives with respect to the Company's executive compensation program are to:

•	attract and retain qualified personnel who are critical to the Company's long-term success and the creation of shareholder value;
•	create a strong link between executive officer compensation and the Company's annual and long-term financial performance; and
•	encourage the achievement of Company performance by utilizing a performance-based incentive structure.

In order to be effective, we believe our executive compensation program should meet the needs of the Company, our employees and our shareholders.  We seek to provide direct compensation that is competitive within the marketplace, and believe that a portion of total compensation should be performance-based and in the form of equity awards.

How We Determine and Assess Executive Compensation

Our Compensation Committee of the Board of Directors, composed entirely of independent directors, reviews, determines and approves the base salaries and other compensation of our executive officers, including our named executive officers.  Our Compensation Committee is also responsible for making recommendations to the Board with respect to the Company's executive compensation policies and the adoption of stock and benefit plans.  As a starting point, base salary increases for named executive officers, when given, historically have reflected a cost of living adjustment, with further increases approved by the Compensation Committee based on a subjective assessment of a number of factors.  As more fully described below, the factors on which this subjective assessment is based fall into three general categories:  company performance factors, individual performance factors and competitive salary practices.

It is important to emphasize that the subjective assessment of these factors is qualitative, rather than quantitative, and there are no specific weightings or objective criteria associated with any of the factors.  In determining base salaries, annual cash incentives and long term stock incentives (if performance goals are met) for the named executive officers each year, the Compensation Committee has relied upon the Company's Chief Executive Officer ("CEO") to provide evaluations of the other named executive officers (each of whom report directly or indirectly to the CEO) and to provide recommendations regarding whether adjustments to compensation opportunities are warranted. In determining the CEO's base salary, annual cash incentives and long term stock incentives (if performance goals are met) each year, the Compensation Committee relies on its own observations and assessments with respect to his individual performance and the overall results of his leadership of the Company.

Our Compensation Committee's policy is to set senior executive pay at sufficiently competitive levels to attract, retain, and motivate highly talented individuals to contribute to our goals, objectives, and overall financial success.  We believe that the Company's executive compensation program provides an overall level of compensation opportunity that is competitive within the construction equipment manufacturing industry, as well as with a broader group of companies of comparable size and complexity.  Actual compensation levels may be greater or less than average competitive levels in similar companies based upon annual and long-term Company performance, as well as individual performance.

While market competitiveness is important, it is not the only factor we consider when establishing compensation opportunities of our named executive officers.  Actual pay decisions are made following a review and discussion of the financial and operational performance of our businesses, individual performance, and competitive salary practices which address retention concerns and internal pay equity.

Company Performance Factors.

Compensation decisions for a particular year are made following a review of the financial and operational performance of the Company and its business groups for the prior year. In recommending and approving compensation levels for executive officers, the Chief Executive Officer and the Compensation Committee review and assess the Company's performance, with an emphasis on earnings, return on capital employed and cash flow on capital employed.  These performance criteria are direct reflections of the Company's profitability and operating efficiency, which the Company believes are key drivers for creating shareholder value.

Company performance factors typically weigh more heavily in the determination of annual cash and long-term incentive compensation than in the determination of base salary adjustments for named executive officers.  As more fully described below, base pay rates for the named executive officers were increased in 2015 over 2014 levels after consideration of the Company's performance in 2014 and consideration of the current economic environment in which the Company operates.

Individual Performance Factors.

The subjective factors considered by the Compensation Committee in relation to a named executive officer's individual performance for the previous year include management, leadership, staff development, contribution to the Company's growth, scope of responsibilities and experience and an assessment of the named executive officer's future performance potential.

Competitive Compensation Practices.

As discussed above, the Compensation Committee's policy is to set named executive officer compensation at sufficiently competitive levels within the construction equipment manufacturing industry, as well as within a broader group of companies of comparable size and complexity, in order to attract, retain and motivate named executive officers. In the past, the Company has engaged the services of compensation consultants and instructed them to conduct a market analysis and to assist the company in developing a long-term incentive plan and its overall executive compensation program. The most recent study performed prior to 2015 was by Towers Watson during 2012 for the Committee's use in evaluating 2013 salary adjustments and overall compensation structure and opportunities for the Company's executives.

With Towers Watson's assistance in 2012, the Compensation Committee reviewed and analyzed competitive market data as background information in connection with setting 2013 compensation levels and to obtain a general understanding of current compensation practices.  Data sources included industry-specific and size-adjusted published survey data.  In addition, the Compensation Committee compared compensation opportunities for named executive officers with pay opportunities available to executive officers in comparable positions at similar companies (our "Peer Group"). Our Peer Group consists of the following eleven comparably-sized companies from the industrial manufacturing industry, each with significant international revenue:

Actuant Corporation	Federal Signal Corporation
Alamo Group Inc.	Idex Corporation
Altra Industrial Motion Corp.	Lindsay Corporation
Cascade Corporation	Nordson Corporation
Commercial Vehicle Group, Inc.	The Toro Company
Enpro Industries, Inc.

In general, the review of competitive market data and compensation opportunities available to executive officers of companies within our Peer Group revealed that the base salaries and total compensation opportunities of our named executive officers are generally below market.  This is one factor that was considered in raising the base salary of our Chief Executive Officer and our Chief Financial Officer for 2015, and setting annual cash incentive compensation opportunities for our named executive officers, as discussed below.

For 2014 and 2015, the Compensation Committee generally continued its compensation program without significant deviation, and did not engage a compensation consultant to review the program or to compile peer company compensation data during this time.  During 2015, the Compensation Committee retained Arthur J. Gallagher & Co.'s Human Resources & Compensation Consulting Practice to assist with preliminary recommendations for 2016 compensation levels for the Company's management positions and to assist in the design of the annual and long-term incentive programs for Company officers and subsidiary Presidents in order to ensure that our compensation remains at sufficiently competitive levels within our industry.

Consideration of Last Year's Advisory Stockholder Vote on Executive Compensation

At the Annual Meeting of Shareholders on April 23, 2015, over 99% of the shares voted were cast to approve the compensation of the Company's named executive officers, as discussed and disclosed in the 2015 Proxy Statement.  The Board and the Compensation Committee appreciate and value the views of our shareholders.  The results of this advisory vote on executive compensation shows that the compensation paid to our executive officers and the Company's overall pay practices were supported by a vast majority of the shares voted.  In light of the strong shareholder support of the compensation paid to our executive officers evidenced by the results of this advisory vote, the Compensation Committee does not intend to make any specific changes to our executive compensation program for 2016 in response to the vote.

Going forward, future advisory votes on executive compensation will serve as an additional tool to guide the Board and the Compensation Committee in evaluating the alignment of the Company's executive compensation program with the interests of the Company and its stockholders.

At the Annual Meeting of Shareholders on April 28, 2011, our shareholders expressed a preference that advisory votes on executive compensation occur every year.  Consistent with this preference, the Board determined to implement an advisory vote on executive compensation every year until the next required vote on the frequency of stockholder votes on the compensation of executive officers, which is scheduled to occur at the 2017 Annual Meeting.

Elements of Our Compensation Program

The Company's executive officer compensation program is comprised of base salary, annual cash incentive compensation and long-term incentive compensation in the form of equity grants.  We also provide our executive officers certain perquisites and executive benefits, including contributions to the Company's Supplemental Executive Retirement Plan (SERP), as well as other benefits that are generally available to all employees of the Company, including medical and 401(k) plans.

Base Salary

Base salary is the fixed component of our named executive officers' total direct compensation, as opposed to at-risk compensation based on performance.  The Compensation Committee reviews base salaries on an annual basis and approves salary levels after a subjective assessment of a number of factors as discussed above.  The Compensation Committee increased the salaries of our named executive officers as of January 1, 2015.  After reviewing the market analysis and peer group study performed during 2012, the Compensation Committee set the initial salary for our newly appointed CEO at $400,000 as of January 1, 2014, followed by a 12.5% salary increase effective January 1, 2015.  As the study showed our CFO's pay rate was well below the median, his base salary was increased by 10.5% effective January 1, 2014, and 7.14% effective January 1, 2015.  Each of our other named executive officers received a cost of living adjustment to their base salary from 3.5% to 4.0%, effective January 1, 2015.

Annual Cash Incentive Compensation

Annual cash incentive compensation rewards an executive officer's individual performance as well as the overall performance of the Company for a given year.  From 2013 through 2015, the Company has had two separate annual cash incentive plans for key management – one for the Company's corporate officers and one for our subsidiary companies' Presidents.  Both plans used two financial metrics—return on capital employed (weighted 40% in 2015) and cash flow on capital employed (weighted 45% in 2015)—and other non-financial metrics related to employee safety (weighted 15% in all years) in determining the annual incentive cash awards.

These metrics are the key indicators of proper capital management and are critical to the Company's success.  These elements are measured against pre-determined goals and achievement against those goals which drives a formula that calculates the amount of annual incentive award paid.

The incentive plan for 2013 through 2015 for Company corporate officers calculates annual cash awards based upon Company's consolidated performance for all corporate officers except for Group Presidents/Vice Presidents.  Half of the Group Presidents/Vice President's annual cash incentive awards are based upon the Company's consolidated performance and the other half is based upon the combined results of the companies in their group.  Each corporate officer can earn an annual cash incentive award of up to 70% of their base salary.  The plan for our subsidiary companies' Presidents allows each subsidiary President to earn an annual cash incentive award of up to 50% of their base salary based upon the performance of their individual subsidiary.

The Company's consolidated performance resulted in no annual cash incentive awards being earned for 2015 under the plan discussed above for corporate officers who do not also have individual Group responsibilities (Mr. Brock, Mr. Silvious and Mr. Smith).  However, after reviewing their individual contributions to the performance of the Company (both financial and non-financial), discretionary bonuses of $20,000, $15,000 and $15,000 were awarded to Mr. Brock, Mr. Silvious and Mr. Smith, respectively.   Mr. Patek, Group President of Aggregate and Mining, earned an annual cash incentive award of $60,725 (21.3% of base salary) based upon the Aggregate and Mining Group's 2015 performance.  Mr. May, President of Kolberg-Pioneer, Inc. ("KPI"), earned an annual cash incentive award of $93,600 (50% of base salary) based upon KPI's 2015 performance.

Long-Term Incentive Compensation

The Company provides long-term incentives to its executive officers through its 2006 and 2011 Incentive Plans, which permit the grant of various equity based awards, including stock options, stock appreciation rights, restricted stock and performance awards that are payable in stock.  Grants of equity based compensation are designed to create a strong and direct link between executive officer pay and shareholder return and to enable executive officers to develop and maintain a long-term position in the Company's common stock.  Awards are granted at our discretion based on Company performance, individual performance and the employee's position with the Company.

In October 2010, the Compensation Committee approved a long-term incentive program (the "2011 RSU Program"), which reserved a maximum of 700,000 RSUs that may be earned each year by approximately 100 employees of the Company and its subsidiaries, including its named executive officers, based on achievement of earnings goals for the year at target levels for a five-year performance period (fiscal year 2011 through fiscal year 2015).  If the goals discussed below are met, the Compensation Committee grants a certain number of RSUs determined in its discretion to each of the Company's key employees that participate in the program, including the named executive officers. The individuals with greater influence over the Company's performance generally receive more RSUs. For example, the Company's CEO earns more RSUs than other employees because of his level of influence on Company operations. The Compensation Committee, in its discretion and after consideration of the recommendation of the Company's CEO, determines the amount of RSUs granted to executive officers, including subsidiary presidents, and each subsidiary president then divides the remainder allocated to his or her subsidiary among the subsidiary's key employees. RSUs vest and convert into shares of the Company's common stock five years from the grant date, subject to the individual's continued employment (other than in certain cases, such as retirement after reaching age 65).  In addition, management will receive an additional award if the cumulative performance over the five-year period exceeds the cumulative goals.

Mr. Brock's long-term incentive performance targets for 2011 through 2013 were based upon a combination of the performance of Astec, Inc. (75%) and the Company as a whole (25%), while his performance targets for 2014 and 2015 were based solely on the performance of the Company as a whole, due to his promotion to CEO effective January 1, 2014.  Mr. Silvious, Mr. Smith and Mr. Patek's performance targets for 2011 through 2015 were based entirely on the performance of the Company as a whole. The 2011 through 2013 performance targets for Mr. May were based solely upon the performance of KPI, while his performance targets for 2014 and 2015 were based on the performance of KPI (75%) and the Company as a whole (25%). The performance targets must be met each year, after considering any allowed carryover of prior year's profits in excess of plan goals or carryback of current year's profits in excess of plan goals to recoup awards not granted in previous years, in order to earn the RSUs.  The final number of shares awarded to the Company's officers is approved each year by the Compensation Committee.

Under the long-term incentive plan in effect for 2011-2015, if the net income goal is not met in a given year, no RSUs were granted for that year. However, if the Company missed the goal in a given year, the Company could "carry back" net income earned in excess of the goal for any following year to meet the goal for such year. The Company could also "carry forward" net income earned in excess of the goal for a given year into any of the following years in the five-year performance period.  Additional RSUs could be earned in year five of the plan (2015) on a proportional basis if the five-year cumulative performance exceeded the cumulative five-year goals.

In addition to achieving the net income goal, the Company (and Astec, Inc. or KPI, as applicable to Mr. Brock and Mr. May, respectively) must also attain a return on capital employed, as defined, of at least 14% for RSU grants to be earned by the named executive officers in each year.

Astec, Inc. and the Company as a whole did not meet its goals for 2013 through 2015, and thus no RSUs were granted to Mr. Brock, Mr. Silvious, Mr. Smith or Mr. Patek for those years.  KPI met its goals for each of those years and Mr. May was granted RSUs for each year as shown below due to his performance as President of KPI.  Additionally, as stipulated in the plan's provisions, the number of RSUs granted to Mr. May for 2014 and 2015 performance (subsequent to his promotion to President of KPI) was reduced by 25% due to the Company not meeting its overall goal. The RSUs granted to the named executive officers for performance under the 2011 Incentive Plan, based on the allocation determined in the Compensation Committee's discretion, is as follows (the RSUs are granted in February following the year in which they are earned):

	2012	2013	2014	2015	2016
Mr. Brock	--	--	--	--	--
Mr. Silvious	--	--	--	--	--
Mr. Smith	--	--	--	--	--
Mr. Patek	1,125	638	--	--	--
Mr. May	900	1,100	1,528	1,500	3,337

Perquisites and other Executive Benefits

Executive officers are eligible for certain perquisites and additional benefits that are not available to all employees (but are available to many management level employees), such as our Supplemental Executive Retirement Plan ("SERP").  The SERP provides additional benefits to individuals whose retirement benefits are affected by the limit on the maximum amount of compensation which may be taken into account under the qualified pension and 401(k) plans and provides additional benefits on annual profit sharing distributions not recognized under the qualified plans. Additional details regarding perquisites and other benefits provided to our named executive officers are disclosed in the Summary Compensation Table and described in the accompanying narrative.

We believe the perquisites and additional benefits provided to our named executive officers are reasonable in light of industry practices and competitive with the perquisites provided to executive officers within our peer group.  We review the perquisites provided to our executive officers on an annual basis to ensure that we are providing benefits that align with our overall compensation goal of providing competitive compensation to our executive officers that maximizes the interests of our shareholders.

Other Factors Affecting Compensation

Tax Deductibility Under Section 162(m)

In establishing pay levels for our named executive officers, the Committee considers the impact of Section 162(m) of the Internal Revenue Code on the amount of compensation deductible by the Company.  Under current tax law, Section 162(m) imposes a $1,000,000 limit (per "covered employee") that a publicly traded company can deduct for compensation paid to each of the CEO and three other most highly compensated executive officers (other than the CFO) who are employed as of the end of the year.  This limitation does not apply to pay that qualifies as "performance-based compensation" (as defined under Section 162(m)).  In order to qualify as "performance-based", compensation must, among other things, be based solely on the attainment of pre-established objective goals under a shareholder approved plan, with no positive discretion permitted when determining award payouts.

The Committee generally seeks to structure long-term incentive arrangements for named executive officers to qualify for full tax deductibility under Section 162(m).  Our current long-term equity incentive program is structured so that all awards to our Chief Executive Officer will be fully deductible under Section 162(m).  Any options and stock appreciation rights granted under the 2011 Incentive Plan will be exempt from the deduction limit of 162(m).  The Compensation Committee may designate any other award granted under the 2011 Incentive Plan as performance-based in order to make the award fully deductible.  However, the Committee reserves the right to make awards outside of these plans or to provide compensation that does not qualify for full tax deductibility under Section 162(m) when deemed appropriate.

Accounting Considerations

The Company considers the accounting implications of all aspects of its executive compensation program.  As a result of the provisions of FASB ASC Topic 718, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on our selection of forms of equity compensation.  In addition, accounting treatment is just one of many factors impacting plan design and pay determinations.  Our executive compensation program is designed to achieve the most favorable accounting and tax treatment possible as long as doing so does not conflict with intended plan design or program objectives.

Additional Executive Compensation Policies

Stock Ownership Guidelines

The Company encourages executive stock ownership but does not currently have formal guidelines in place.  The Committee will periodically monitor executive officer stock ownership levels to determine whether ownership requirements are warranted.

EXECUTIVE COMPENSATION

Summary Compensation Table

This table provides information regarding compensation paid to or earned by our 2015 named executive officers for each of the fiscal years ended December 31, 2013, 2014 and 2015 in which they were also named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Benjamin G. Brock, Chief Executive Officer	2015 2014	450,000 400,000	20,000 --	-- --	-- --	67,458 64,258	537,458 464,258
David C. Silvious, VP, Chief Financial Officer and Treasurer	2015 2014 2013	225,000 210,000 190,000	15,00 --	-- -- --	-- -- 20,143	35,143 36,581 69,891	275,143 246,581 280,034
W. Norman Smith, Company Vice Chairman and Vice Chairman of the Board	2015 2014 2013	331,200 320,000 310,000	15,000 -- --	-- -- --	-- -- 32,865	47,494 49,595 55,088	393,694 369,595 397,953
Richard A. Patek, Group President Aggregate and Mining Group	2015	284,625	--	--	60,391	55,900	400,916
Jeffrey L. May, President Kolberg-Pioneer, Inc.	2015	187,200	--	64,155	93,600	41,286	386,241

(1)	Reflects discretionary bonuses paid to our named executive officers based on their contribution to the overall performance of the Company.

(2)
Dollar amounts shown are equal to the grant date fair value of RSUs granted in the reported year, determined in accordance with Financial Accounting Standards Board ASC Topic 718 Stock Compensation ("FASB ASC Topic 718"). The grant date fair value of the RSUs is equal to the Company's per share stock value on each grant date times the number of RSUs granted.  For more information regarding annual RSU grants pursuant to our long-term incentive program, see the Compensation Discussion and Analysis section of this proxy statement.

(3)	Reflects annual incentive award earned based on achievement of pre-established performance goals, as more fully described in the Compensation Discussion and Analysis section of this proxy statement.

(4)	Amounts included in this column for 2015 include the following:

	Brock	Silvious	Smith	Patek	May
Employer contribution to 401(k) plan	$7,950	$6,750	$7,950	$7,950	$7,950
Employer contribution to SERP	43,750	22,125	32,840	32,218	27,399
Personal use of automobile costs	2,656	6,243	6,679	4,745	1,166
Compensation for unused vacation	13,077	--	--	10,947	4,500
Other	25	25	25	40	271
TOTAL	$67,458	$35,143	$47,494	$55,900	$41,286

Grants of Plan-Based Awards for Fiscal Year 2015

The following table sets forth individual grants of awards made to each named executive officer during fiscal year 2015.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	(#)(2)	($)(3)
Mr. Brock		1	315,000	315,000
Mr. Silvious		1	157,500	157,500
Mr. Smith		1	231,840	231,840
Mr. Patek		1	199,238	199,238
Mr. May		1	93,600	93,600
	2-28-15				1,500	64,155

(1)	Represents potential threshold, target and maximum payout opportunities for financial performance in 2015 under the annual cash incentive plans in place.

(2)
Represents restricted stock units granted under our 2011 Incentive Plan based on 2014 performance.  Awards based on 2015 performance under the 2011 Incentive Plan were granted in February 2016, and will be reflected in the Grants of Plan Based Awards for Fiscal Year 2016 table in next year's proxy statement. The restricted stock units vest five years from the date they are granted or earlier upon the death, disability or retirement of the grantee after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards.

(3)
Represents the aggregate grant date fair value of each restricted stock unit award. The grant date fair value of the awards is determined pursuant to FASB ASC Topic 718 and is equal to the Company's stock price on the date of grant times the number of RSUs granted.

Outstanding Equity Awards at 2015 Fiscal Year-End

This table discloses outstanding stock awards for the named executive officers as of December 31, 2015.

Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(6)
Mr. Brock	4,657	[1]	189,540

Mr. Silvious	1,590	[1]	64,713

Mr. Smith	6,321	[1]

Mr. Patek	1,125	[2]	45,788
	638	[3]	25,967

Mr. May	900	[2]	36,630
	1,100	[3]	44,770
	1,528	[4]	62,190
	1,500	[5]	61,050

(1)
Reflects restricted stock units granted under our 2006 Incentive Plan. The restricted stock units became vested as to 100% of the units on February 28, 2016, which was the fifth anniversary of the grant date.

(2)
Reflects restricted stock units granted under our 2011 Incentive Plan. The restricted stock units vest as to 100% of the units on February 28, 2017, which is the fifth anniversary of the grant date, or earlier upon the death, disability or retirement of the executive after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards.

(3)
Reflects restricted stock units granted under our 2011 Incentive Plan. The restricted stock units vest as to 100% of the units on February 28, 2018, which is the fifth anniversary of the grant date, or earlier upon the death, disability or retirement of the executive after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards.

(4)
Reflects restricted stock units granted under our 2011 Incentive Plan. The restricted stock units vest as to 100% of the units on February 28, 2019, which is the fifth anniversary of the grant date, or earlier upon the death, disability or retirement of the executive after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards.

(5)
Reflects restricted stock units granted under our 2011 Incentive Plan. The restricted stock units vest as to 100% of the units on February 28, 2020, which is the fifth anniversary of the grant date, or earlier upon the death, disability or retirement of the executive after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards.

(6)
 Reflects the value calculated by multiplying the number of restricted stock units by $40.70, which was the closing price of our common stock on December 31, 2015, the last trading day in our 2015 fiscal year.

Nonqualified Deferred Compensation for Fiscal Year 2015

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings (Losses) in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Mr. Brock	--	43,750	(7,428)	--	360,918
Mr. Silvious	--	22,125	(3,331)	--	238,188
Mr. Smith	--	32,840	33,797	--	1,224,008
Mr. Patek	--	32,218	17,901	--	722,860
Mr. May	--	27,399	(878)	--	49,307

(1)
Reflects the annual Company contributions made to the Supplemental Executive Retirement Plan (SERP) accounts of the named executive officers in an amount equal to 10% of the executive's total compensation, as defined in the plan.  These amounts are reflected in the Summary Compensation Table in the "All Other Compensation" column.

(2)
Reflects the aggregate earnings credited to the executive's account during 2015, which include interest and other earnings based on the investment elections of the executive.  All investment elections provide market returns and there were no preferential or above-market earnings that would be required to be included in the Summary Compensation Table in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column.

(3)
To the extent that a participant was a named executive officer in prior years, executive and Company contributions included in the "Aggregate Balance at Last FYE" column have been reported as compensation in the Summary Compensation Table for the applicable year.

The Astec Industries, Inc. Supplemental Executive Retirement Plan (SERP) provides a fully vested retirement benefit to our named executive officers upon their termination of employment with the Company.

During a participant's employment, the Company contributes 10%, unless specified otherwise by the Board, of such participant's compensation (which includes base salary and annual cash incentive awards but excludes certain amounts, such as an amount realized from the granting or vesting of restricted stock units) to each named executive officer's SERP account. This amount is credited with earnings or losses based on the rate of return on the Participant's investment elections, which include money market funds, mutual funds, and Company common stock, and are generally the same investment choices available under our 401(k) plan.

Upon separation from service, the Company will pay the participant a single lump sum in cash equal to the amount in his or her SERP account or a participant may elect to receive payment in annual installments, not to exceed 10 years. If a participant dies before receiving the lump sum payment, or, in the case of an annual installment election, before receiving all installments, the SERP account balance will be distributed to his or her survivor in a single lump sum as soon as practicable following the participant's death.

Accelerated withdrawal is not permitted except in certain limited circumstances specified in the plan. The Company may terminate the SERP at any time but must pay participants the account value as determined under the SERP.

Potential Payments Upon Termination or Change-in-Control

As a matter of business philosophy, the Company generally does not enter into employment agreements or severance agreements with the Company's senior executive officers, including the named executive officers.  In the event of a termination without cause or resignation without good reason, or a change in control of the Company, the Company would consider at that time based on the circumstances whether to enter into any arrangements providing for payments to our named executive officers.

Our 2006 and 2011 Incentive Plans provide that awards will vest and become fully-exercisable, either immediately or at the end of any applicable performance year, in the event of a termination due to the death, disability or retirement (after reaching age 65) of the individual.  In addition, in the event (i) a change in control occurs where the surviving entity does not assume or otherwise equitably convert the awards, or (ii) the participant's employment is terminated without Cause or for Good Reason (as such terms are defined in the Plans) within two years after the effective date of a change in control, all outstanding awards vest and become fully exercisable.  In addition, our Compensation Committee has the discretion to fully vest awards under the 2006 and 2011 Incentive Plans upon termination of employment or a change in control, even if such events do not automatically trigger vesting under the plan.

The following table sets forth the number and value (based upon the fair market value of Astec stock on December 31, 2015) of restricted stock units held by the named executive officers as of December 31, 2015 that would have vested and converted to shares of common stock upon a termination of employment or a change in control as of such date under the specified circumstances described above.

	Restricted stock units vesting
Name	(#)	($)
Mr. Brock	4,657	189,540
Mr. Silvious	1,590	64,713
Mr. Smith	6,321	257,264
Mr. Patek	1,763	71,754
Mr. May	5,028	204,640

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment including accrued salary, vacation pay, regular pension benefits, welfare benefits and 401(k) and nonqualified deferred compensation distributions. Amounts that would be distributed pursuant to our SERP for retirement eligible executives are indicated in the Nonqualified Deferred Compensation Plan table above.

DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
James B. Baker	26,000	33,000	59,000
William G. Dorey	18,500	33,000	51,500
Daniel K. Frierson	19,000	33,000	52,000
William D. Gehl	26,000	33,000	59,000
Charles F. Potts	26,000	33,000	59,000
William B. Sansom	24,000	33,000	57,000
Glen E. Tellock	26,500	33,000	59,500

(1)
Mr. Brock and Mr. Smith, two of our named executive officers, served as directors of the Company during 2015, but are not included in this section because they received no compensation for serving as directors of the Company.

(2)	Reflects attendance fees for the various Board and Committee meetings attended and annual retainers for committee membership, as described below.

(3)
Reflects the grant date fair value of common stock awards granted as payment of the director's annual retainer, with respect to Messrs. Baker, Dorey, Potts, Sansom and Tellock, and deferred stock awards granted as payment of the director's annual retainer, with respect to Messrs. Frierson and Gehl.  The fair value of awards of common stock and deferred stock was determined by reference to the market price of the underlying shares on the grant date and in accordance with FASB ASC Topic 718.  The dollar values shown above equal the full grant date fair value of the awards.

The following table shows the aggregate number of deferred stock awards held by each director who is not a named executive officer as of December 31, 2015:

Director	Deferred Stock Awards
Mr. Baker	--
Mr. Dorey	--
Mr. Frierson	5,878
Mr. Gehl	16,447
Mr. Potts	--
Mr. Sansom	--
Mr. Tellock	--

Material Terms of Director Compensation Plan

Our director compensation program provides for both cash and equity compensation for our non-employee directors.  The principal features of the director compensation program as in effect for 2015 are described below.  We review director compensation on an annual basis.

Annual Retainers.  All non-employee directors received an annual board retainer fee of $33,000 which they can individually elect to receive in the form of cash, stock, deferred stock or stock options each year.  In addition, the director compensation plan provides for the following supplemental annual retainers:

2015(1)
Audit Committee member	$4,000
Compensation Committee member	2,000
Nominating and Corporate Governance Committee member	2,000

(1)	These fees for 2015 were paid to the appropriate directors in January 2016.

Meeting Fees.  Our director compensation plan provides for meeting fees for non-employee directors as follows:

•	$1,500 for each board meeting;
•	$1,000 for each committee meeting attended; and
•	$500 additional fee to the audit committee Chairman for each audit committee meeting attended.

Equity Awards.  In accordance with the Company's Non-Employee Directors Stock Incentive Plan, the Company's non-employee directors may elect to receive their annual retainer in the form of cash, shares of common stock, deferred stock or stock options. If the director elects to receive common stock, whether on a current or deferred basis, the number of shares to be received is determined by dividing the dollar value of the annual retainer by the fair market value of the common stock on the date the retainer is payable.

Non-employee directors may elect to defer the receipt of common stock received as payment of the annual retainer until the earlier of (i) his or her termination of service as a director, or (ii) another designated date at least three years after the date of such deferral election. If any dividends or other rights or distributions of any kind are distributed to shareholders prior to the non-employee director's receipt of his or her deferred shares, an amount equal to the cash value of such distribution will be credited to a deferred dividend account for the non-employee director. The deferred dividend account will provide the non-employee director with the right to receive additional shares of common stock having a fair market value as of the date of the dividend distribution equal to the cash value of the distributions.

Non-employee directors may also elect to receive stock options in payment of the annual retainer. If the director elects to receive stock options, the number of options to be received is determined by dividing the dollar value of the annual retainer by the Black-Scholes value of an option on the date the retainer is payable. The options will be fully exercisable on the date of grant.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 and in this proxy statement.

COMPENSATION COMMITTEE

William G. Dorey (Chairman)
James B. Baker
William D. Gehl
Charles F. Potts

This Report of the Compensation Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

REPORT OF THE AUDIT COMMITTEE

Decisions and recommendations regarding the financial reporting procedures of the Company are made by the Audit Committee of the Board of Directors, which was comprised of Messrs. Baker, Gehl, Potts, Sansom and Tellock during the entire 2015 year with Messrs. Frierson and Dorey joining the committee in April and July 2015, respectively.  The following report is not subject to incorporation by reference in any filings made by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

We, as a committee of the Board of Directors, oversee the Company's financial reporting process on behalf of the Board of Directors.  We operate under a written charter adopted by the Board of Directors.  This report reviews the actions we have taken with regard to the Company's financial reporting process during 2015 and the Company's audited consolidated financial statements as of December 31, 2015 included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

In March 2004, the Board also designated us to serve as the Company's Qualified Legal Compliance Committee, or QLCC, in accordance with SEC rules and regulations. In our capacity as the QLCC, we are responsible for handling reports of a material violation of the securities laws or a breach of a fiduciary duty by the Company, its officers, directors, employees, or agents. In our capacity as the QLCC, we have the authority and responsibility to inform the Company's Chief Executive Officer of any violations.  We can determine whether an investigation is necessary and can take appropriate action to address these reports.  If an investigation is deemed necessary or appropriate, we have the authority to notify the Board, initiate an investigation and retain outside experts.

We are composed solely of independent directors, as that term is defined in Rule 5605(a)(2) of the Nasdaq Rules, and as independence for audit committee members is defined in the Nasdaq Rules.  None of the committee members is or has been an officer or employee of the Company or any of its subsidiaries or has engaged in any business transaction or has any business or family relationship with the Company or any of its subsidiaries or affiliates. Mr. Baker and Mr. Tellock have been designated by the Board as our financial experts.

The Company's management has the primary responsibility for the Company's financial statements and reporting process, including the systems of internal controls.  The Company's outside auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon.  Our responsibility is to monitor and oversee these processes and to recommend annually to the Board of Directors the accountants to serve as the Company's outside auditors for the coming year.

We have implemented procedures to ensure that during the course of each fiscal year we devote the attention that we deem necessary or appropriate to fulfill our oversight responsibilities under our charter.  To carry out our responsibilities, we met eight times during 2015.

In fulfilling our oversight responsibilities, we reviewed and discussed with management the audited financial statements to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, including a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

We reviewed with the Company's outside auditors during 2015, KPMG LLP, as to their judgments about the quality (rather than just the acceptability) of the Company's accounting principles.  We discussed with KPMG LLP the matters required to be discussed pursuant to Public Company Accounting Oversight Board AU 380 (Communication With Audit Committees). In addition, we discussed with KPMG LLP their independence from management and the Company, and we received and discussed with KPMG LLP the written disclosures and the letter from KPMG LLP required by the Public Company Accounting Oversight Board regarding their communications with us regarding their independence. We also considered whether the provision of services during 2015 by KPMG LLP that were unrelated to their audit of the financial statements referred to above and to their reviews of the Company's interim financial statements during 2015 was compatible with maintaining KPMG LLP's independence with respect to the time such auditor was performing services for the Company.

Additionally, we discussed with the Company's internal and independent auditors the overall scope and plan for their respective audits.  We met with the outside auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

James B. Baker, Chairman
William G. Dorey
Daniel K. Frierson
William D. Gehl
Charles F. Potts
William B. Sansom
Glen E. Tellock

March 10, 2016

TRANSACTIONS WITH RELATED PERSONS

The Company recognizes that transactions between the Company and any of its related persons (as such term is defined in Item 404(a) of Regulation S-K) can present potential or actual conflicts of interest or create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders.  Therefore, as a general matter, it is the Company's preference to avoid such transactions.  Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company.  Therefore, the Company has adopted a written policy with respect to related person transactions which requires either the Company's Audit Committee or the Company's Compensation Committee to review and, if appropriate, to approve or ratify any such transactions.  Pursuant to the Company's written policy, any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any of the Company's related persons had, has or will have a direct or indirect material interest, must be reviewed, and if appropriate, approved or ratified by either the Audit Committee or the Compensation Committee.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of Company's Common Stock as of February 18, 2016, by the following individuals or groups:

•	each of our current directors, nominees for director, and Named Executive Officers individually;
•	all our directors and executive officers as a group; and
•	each person (or group of affiliated persons) known by us to own beneficially more than 5% of our outstanding common stock.

The percentage of beneficial ownership of common stock is based on 23,034,568 shares deemed outstanding as of February 18, 2016. In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of our common stock pursuant to Section 13(d) or 13(g) of the Exchange Act, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information that we considered to be accurate and complete. We have determined beneficial ownership in accordance with the rules of the SEC. Except as otherwise indicated, we believe, based on information furnished to us, that the beneficial owners of the common stock listed below have sole voting power and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.

Name and Address[1]	Shares Beneficially Owned[2]	Percent of Class
Directors, Nominees and Named Executive Officers:
Benjamin G. Brock[3]	192,403	--%
David C. Silvious[4]	2,976	--
W. Norman Smith	119,377	--
Richard A. Patek	8,407	--
Jeffrey L. May	3,179	--
William B. Sansom	22,595	--
Daniel K. Frierson[5]	7,723	--
Glen E. Tellock	8.885	--
William D. Gehl[6]	6,669	--
James B. Baker	5,255	--
William G. Dorey	9,361	--
Charles F. Potts	1,994	--
All directors, nominees and executive officers as a group[7]	433,677	1.9%
5% Stockholders
Lynne W. Brock[8]	1,588,375	6.9%
BlackRock, Inc.[9]	1,951,917	8.5%
Franklin Resources, Inc.[10]	2,209,914	9.6%
Vanguard Group, Inc.[11]	1,404,912	6.1%
Gabelli Funds, Inc.[12]	2,230,870	9.7%
Division of Investment, Department of Treasury, State of New Jersey[13]	1,400,000	6.1%
Dimensional Fund Advisors LP14	1,343,421	5.8%
Estate of J. Don Brock[15]	1,927,402	8.4%

1 Except as otherwise noted, the address of each beneficial owner listed in the table is c/o Astec Industries, Inc. at 1725 Shepherd Road, Chattanooga, Tennessee 37421.

2 The amounts of the Company's Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities.  The beneficial owner has both voting and dispositive power over the shares of Common Stock, unless otherwise indicated.  As indicated, certain of the shares included are beneficially owned by the holders by virtue of their ownership of rights to acquire such shares pursuant to options to purchase Common Stock, deferred stock rights and restricted stock units.  Unless indicated in the table, the number of shares included in the table as beneficially owned by a director, nominee or officer does not exceed one percent of the Common Stock of the Company outstanding on February 18, 2016.

3 Mr. Brock is the Chief Executive Officer of the Company.  Beneficially owned shares include 4,657 of restricted stock units that convert to shares of Common Stock on February 28, 2016.

4 Mr. Silvious is the Vice President, Chief Financial Officer and Treasurer of the Company.  The shares beneficially owned by Mr. Silvious include 1,590 restricted stock units that convert to shares of Common Stock on February 28, 2016.

5 Includes 1,786 deferred stock rights, each of which represents the right to receive one share of Common Stock within 30 days of termination of service as a director.

6 Includes 6,386 deferred stock rights, each of which represents the right to receive one share of Common Stock within 30 days of termination of service as a director.

7 Includes 3,485 shares of Common Stock held in the Company's 401(k) Plan, 8,172 deferred rights to shares of Common Stock and 38,022 restricted stock units which convert to shares of Common Stock on a future designated date, subject to earlier settlement upon retirement.

8 The information shown is derived from account statements of Lynne W. Brock, which were provided as of February 18, 2016 by her investment broker at Stifel, Nicolaus & Company, Inc.  The address for Ms. Brock is 6454 Solitude Drive, Chattanooga, Tennessee 37416.

9 The number of shares reported and the information included in this footnote were derived from a Schedule 13G/A filed with the SEC on January 25, 2016 by BlackRock, Inc. According to the Schedule 13G/A, BlackRock, Inc. beneficially owns 1,951,917 shares, with sole dispositive power over all such shares and sole voting power over 1,905,083 shares. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY  10022.

10 The number of shares reported and the information included in this footnote were derived from a Schedule 13G/A filed with the SEC on February 3, 2016 jointly by Franklin Resources, Inc. ("Franklin Resources"), Charles B. Johnson, Rupert H. Johnson and Franklin Advisory Services, LLC ("Franklin Services"). According to the Schedule 13G/A, (i) Franklin Services beneficially owns 2,209,914 shares, with sole dispositive power over all such shares and sole voting power over 1,956,114 shares; and (ii) Franklin Resources, Charles B. Johnson and Rupert H. Johnson each beneficially owns 2,209,914 shares, with dispositive and voting power over zero shares. According to the Schedule 13G/A, the shares are held by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, including Franklin Services. Investment management contracts grant to such subsidiaries all investment and/or voting power over the securities owned by such investment management clients.  Charles B. Johnson and Rupert H. Johnson each own in excess of 10% of the outstanding common stock of Franklin Resources and are the principal stockholders of Franklin Resources. The address of Franklin Resources, Charles B. Johnson and Rupert H. Johnson is One Franklin Parkway, San Mateo CA 94403. The address of Franklin Services is One Parker Plaza, Ninth Floor, Fort Lee, NJ 07024.

11  The number of shares reported and the information included in this footnote were derived from a Schedule 13G/A filed with the SEC on February 10, 2016 by The Vanguard Group, Inc. According to the Schedule 13G/A, The Vanguard Group, Inc. beneficially owns 1,404,912 shares, with sole voting power over 23,665 shares, shared voting power over 4,800 shares, sole dispositive power over 1,377,447 shares, and shared dispositive power over 27,465 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

12  The number of shares reported and the information included in this footnote were derived from a Schedule 13D/A filed with the SEC on July 27, 2015 jointly by GGCP, Inc. ("GGCP"), Teton Advisors, Inc. ("Teton"), GAMCO Asset Management Inc. ("GAMCO"), GAMCO Investors, Inc. ("GBL"), Gabelli Funds, LLC ("Gabelli Funds"), Gabelli Securities, Inc. ("Gabelli Securities") and Mario J. Gabelli.  According to the Schedule 13D/A, Gabelli Funds beneficially owns 580,300 shares, with sole voting and dispositive power over all such shares; GAMCO beneficially owns 1,349,480 shares with sole voting power over 1,100,827 shares and sole dispositive power over 1,349,480 shares; Teton Advisors owns 300,060 shares with sole voting and dispositive power over all such shares; Gabelli Securities beneficially owns 900 shares with sold voting and dispositive power of all such shares; GML beneficially owns 130 shares with sole voting and dispositive power over all such shares; and Mario J. Gabelli is deemed to have beneficial ownership of the shares held by each of the foregoing persons.  The address for each of GAMCO, GBL, Teton Advisors and Gabelli Funds is One Corporate Center, Rye, New York 10580.  The address for GGCP is 140 Greenwich Avenue, Greenwich, CT 06830.

13 The number of shares reported and the information included in this footnote were derived from a Schedule 13G/A filed with the SEC on January 15, 2016 by the Division of Investment, Department of Treasury, State of New Jersey. According to the Schedule 13G/A, the Division of Investment, Department of Treasury, State of New Jersey beneficially owns 1,400,000 shares, with sole dispositive power and sole voting power over all such shares. The address for the Division of Investment, Department of Investment, State of New Jersey is 50 West State Street, 9th Floor, PO Box 290, Trenton, NJ 08625-0290.

14 The number of shares reported and the information included in this footnote were derived from a Schedule 13G filed with the SEC on February 9, 2016 by Dimensional Fund Advisors LP ("Dimensional"). According to the Schedule 13G, Dimensional beneficially owns 1,343,421 shares, with sole dispositive power over all such shares and sole voting power over 1,271,555 shares. The address for Dimensional is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

15 The information shown is derived from account statements of the Estate of J. Don Brock, which were provided as of February 18, 2016 by its investment broker, Raymond James and Associates, Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and persons who own beneficially more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission, and to furnish the Company with copies of all Section 16(a) forms they file.  In addition, Item 405 of Regulation S-K requires the Company to identify in this Proxy Statement any person that may have failed to file a Section 16(a) form in a timely manner.  Based solely upon information provided to the Company by each such person, the Company believes that its directors, executive officers and greater than 10% shareholders timely complied with all applicable Section 16(a) filing requirements during fiscal 2015.

AUDIT MATTERS

KPMG LLP ("KPMG") has served as the Company's independent registered public accounting firm since January 1, 2015.  On December 10, 2014, the Audit Committee of the Company dismissed Ernst & Young LLP ("E&Y") from the role of independent registered public accounting firm for the Company, which became effective upon completion by E&Y of its audit of the Company's consolidated financial statements as of and for the year ending December 31, 2014 and the effectiveness of the Company's internal controls over financial reporting as of December 31, 2014 and all other procedures related to filing the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

The report of E&Y on the Company's consolidated financial statements for the fiscal year ended December 31, 2014 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

Representatives of KPMG are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by KPMG and E&Y for the audit of the Company's annual financial statements for the years ended December 31, 2015 and 2014 and fees billed for other services rendered by the firms during 2015 and 2014.  No fees were paid to KPMG LLP prior to March 31, 2015.

Fees Paid to KPMG 2015
Audit Fees(1)	$1,550,000
Audit-Related Fees	--
Tax Fees(3)	5,646
All Other Fees	--
Total:	$1,555,646

Fees Paid to E&Y 2014
Audit Fees(1)	$2,120,599
Audit-Related Fees(2)	90,075
Tax Fees(3)	32,621
All Other Fees(4)	1,985
Total:	$2,245,280

(1)
Audit Fees consisted of professional services performed for the audit of the Company's annual financial statements and the required review of financial statements included in the Company's Form 10-Q filings, as well as fees for subsidiary audits.

(2)	Audit-Related Fees consisted of audits of financial statements of employee benefit plans, due diligence on acquisitions and accounting consultations.

(3)	Tax Fees consisted of fees for tax compliance and tax consulting services.

(4)	Other fees are for a subscription to Ernst & Young Online, a website useful in researching accounting guidance.

Audit Fee Approval

The Company's Audit Committee preapproved all audit fees, audit-related fees, tax fees and all other fees that were paid to KPMG LLP and Ernst & Young LLP in fiscal 2015 and fiscal 2014.

Audit Committee Pre-Approval Policy

Since October 24, 2002, the Company's Audit Committee has approved all fees for audit and non-audit services of the Company's independent registered public accounting firm prior to engagement.  It is the policy of the Audit Committee, as set forth in the Audit Committee Charter, to pre-approve, to the extent required by applicable law, all audit and non-audit services provided to the Company by its independent registered public accounting firm. In accordance with applicable law, the Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant the required pre-approvals, provided that the decisions of any member(s) to whom such authority is delegated to pre-approve an activity shall be presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee has delegated to each of its members the authority to grant the required pre-approvals for any engagement that does not exceed twenty-five thousand dollars ($25,000).

Audit Committee Review

The Company's Audit Committee has reviewed the services rendered and the fees billed by KPMG LLP for the fiscal year ended December 31, 2015.  The Audit Committee has determined that the services rendered and the fees billed in 2015 that were not related to the audit of the Company's financial statements are compatible with the independence of KPMG LLP as the Company's independent registered public accounting firm.

SOLICITATION OF PROXIES

The costs of soliciting proxy appointments will be paid by the Company.  The Company's directors, officers and employees may solicit proxies in person or by telephone, mail, facsimile, internet or otherwise, but they will not receive additional compensation for their services.  The Company may request brokers holding stock in their names, or the names of nominees, to forward proxy soliciting material to the beneficial owners of such stock and will reimburse such brokers for their reasonable expenses.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORTS

The delivery rules regarding proxy statements and annual reports may be satisfied by delivering a single copy of a proxy statement and annual report or notice of availability of these materials to an address shared by two or more shareholders. This method of delivery is referred to as "householding." Currently, the Company is not householding for registered shareholders, but brokers, dealers, banks or other entities which hold Common Stock in "street name" for beneficial owners of Common Stock and which distribute proxy statements and annual reports or notice of availability of these materials they receive to beneficial owners may be householding. Such brokers, dealers, banks or other entities may deliver only one proxy statement and annual report or notice of availability to certain multiple shareholders who share an address, unless the Company or such other distributor has received contrary instructions from one or more of those shareholders. The Company undertakes to deliver promptly upon request a separate copy of the proxy statement and/or annual report or notice of availability of these materials to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold shares of Common Stock as a registered shareholder and prefer to receive separate copies of a proxy statement or annual report or notice of availability either now or in the future, please send a written request to the Corporate Secretary, Astec Industries, Inc. at 1725 Shepherd Road, Chattanooga, Tennessee 37421. Shareholders who hold Common Stock through a broker, dealer, bank or other entity, who share an address and are receiving multiple copies of annual reports or proxy statements or notices of availability and who prefer to receive a single copy of such material, either now or in the future, can request delivery of a single copy of a proxy statement, annual report and/or or notice of availability, as requested, by contacting such broker, dealer, bank or other entity.

Our Annual Report and Proxy Statement will also be available on the web prior to our annual meeting.  Once posted, you will be able to access, view and download this year's Annual Report and Proxy Statement on the web at www.proxyvote.com.

OTHER MATTERS

Management does not know of any other matters to be brought before the meeting other than those referred to above.  If any matters which are not specifically set forth in the form of proxy appointment and this Proxy Statement properly come before the meeting, the persons appointed as proxies will vote thereon in accordance with their best judgment.

SHAREHOLDER PROPOSALS

Proposals of shareholders of the Company, made pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, intended to be presented for consideration at the 2017 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices on or before November 14, 2016 in order to be included in the Company's proxy statement and form of proxy relating to the 2017 Annual Meeting of Shareholders.

Any other matter proposed by shareholders to be discussed at the 2017 Annual Meeting of Shareholders may be so discussed if (i) the proposal is received by the Company on or before January 28, 2017 and (ii) the Company in its sole discretion and in accordance with applicable law, approves discussion of the matter at the 2017 Annual Meeting of Shareholders.  Any shareholder proposal not received prior to January 28, 2017 will be considered untimely and, if such proposal is nonetheless presented at the 2017 Annual Meeting of Shareholders, then the proxy holders will be able to vote your shares on any such proposal to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended.

 ANNUAL REPORT

The Company's financial statements and other financial information for the fiscal year ended December 31, 2015 may be found in the Company's 2015 Annual Report, which has been made available to all shareholders. The 2015 Annual Report does not form any part of the material for the solicitation of proxies.

ANY SHAREHOLDER WHO HAS NOT RECEIVED A COPY OF OUR MOST RECENT ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SEC SHALL BE FURNISHED A COPY WITHOUT CHARGE UPON WRITTEN REQUEST. PLEASE DIRECT YOUR WRITTEN REQUEST TO THE CORPORATE SECRETARY, ASTEC INDUSTRIES, INC. AT 1725 SHEPHERD ROAD, CHATTANOOGA, TENNESSEE 37421.